CITIGROUP GLOBAL TRANSACTION SERVICES, FUND SERVICES
                                 CODE OF ETHICS
                              AS OF MARCH 15, 2004

INTRODUCTION

     This Code of Ethics (the "Code") has been adopted by the Fund Services Group of Citigroup Global Transaction Services (the "Group"). This Code pertains to the Group's administrative services to registered management investment companies or series thereof (each a "Fund"). In addition, this Code applies to employees or agents of the Group who serve as officers of a Fund, including, but not limited to, employees of Forum Administrative Services, LLC or Forum Accounting Services, LLC (such individuals to be known as "Fund Officers"). This Code establishes standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund and addresses other types of conflict of interest situations. Definitions of UNDERLINED terms are included in Appendix A.

1. POLICY STATEMENT

     The Group forbids any ACCESS PERSON and FUND OFFICERS from engaging in any conduct that is contrary to this Code. In addition, due to their positions, the Group also forbids any ACCESS PERSON from engaging in any conduct that is contrary to the insider trading policies and related procedures of the Citigroup Global Corporate Investment Bank (the "GCIB"). In addition, many persons subject to the Code are also subject to the other restrictions or requirements that affect their ability to open securities accounts, effect securities transactions, report securities transactions, maintain information and documents in a confidential manner and other matters relating to the proper discharge of your obligations to the Group. These include contractual arrangements with the Group, policies adopted by the GCIB concerning confidential information and documents, and, with respect to those employees of the Group that are registered representatives associated with Forum Fund Services, LLC ("FFS") from time to time, the Compliance and Supervisory Procedures Manual of FFS.

     The Group and the GCIB have always held themselves and their respective employees to the highest ethical standards. Although this Code is only one manifestation of those standards, compliance with its provisions is essential. Failure to comply with this Code is a very serious matter and may result in disciplinary action being taken. Such action can include, among other things, monetary fines, disgorgement of profits, suspension or even termination of employment.

2. WHO IS COVERED BY THIS CODE

     (a) All ACCESS PERSONS, in each case only with respect to those Funds as listed on Appendix B.
     (b) FUND OFFICERS, but only with respect to those Funds for which they serve as FUND OFFICERS as listed in Appendix B.

3. PROHIBITED TRANSACTIONS

     (A) PROHIBITION AGAINST FRAUDULENT CONDUCT. It is unlawful for ACCESS PERSONS and FUND OFFICERS to use any information concerning a SECURITY HELD OR TO BE ACQUIRED by a Fund, or their ability to influence any investment decisions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, they shall not, directly or indirectly:

         (i) employ any device, scheme or artifice to defraud a Fund or engage in any manipulative practice with respect to a Fund;
         (ii) make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or
         (iii) engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund.

     (B) BLACKOUT PERIOD. ACCESS PERSONS AND FUND OFFICERS shall not purchase or sell a COVERED SECURITY in an account over which they have direct or indirect influence or control on a day during which they know or should have known a Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

     (C) FUND OFFICER PROHIBITION. No FUND OFFICER shall directly or indirectly seek to obtain information (other than that necessary to accomplish the functions of the office) from any Fund portfolio manager regarding (i) the status of any pending securities transaction for a Fund or (ii) the merits of any securities transaction contemplated by the FUND OFFICER.

     (D) BLACKOUT PERIOD EXCLUSIONS AND DEFINITIONS. The following transactions shall not be prohibited by this Code and are not subject to the limitations of
Section 3(b):

         (i) purchases or sales over which the person to which such Section would otherwise apply has no direct or indirect influence or control (for this purpose, a person is deemed to have direct or indirect influence or control over the accounts of a spouse, minor children and relatives residing in that person's home);
         (ii) purchases that are part of an automatic dividend reinvestment plan;
         (iii)    purchases or sales that are non-volitional; and
         (iv) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

     Trading shall be exempt from the limitations of Section 3(b) provided that the market capitalization of a particular security exceeds $1 billion.

     For purposes of Section 3(b), and subject to Section 3(e) below, the (i) common stock and any fixed income security of an issuer shall not be deemed to be the same security and (ii) non-convertible preferred stock of an issuer shall be deemed to be the same security as the fixed


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


income securities of that issuer; and (iii) convertible preferred stock shall be deemed to be the same security as both the common stock and fixed income securities of that issuer.

         (E) OTHER PROHIBITED TRANSACTIONS. ACCESS PERSONS and FUND OFFICERS shall not:
         (i)   induce or cause a Fund to take  action or to fail to take  action for personal benefit rather than for the benefit of the Fund;
         (ii)  accept  anything  (other  than of DE MINIMIS  value) or any other preferential treatment, in each case as a gift, from any broker-dealer or other entity with which a Fund does business;
         (iii) establish  or  maintain  an account at a  broker-dealer,  bank or other entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;
         (iv) use knowledge of portfolio transactions of a Fund for personal benefit or the personal benefit of others;
         (v) violate the anti-fraud provisions of the federal or state securities laws;
         (vi) serve on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Fund and its shareholders. To the extent a Fund considers this company as an investment in its portfolio, an independent review of the Fund's investment decision will be made by those with no personal interest in the issuer.

     (F) UNDUE INFLUENCE. ACCESS PERSONS and FUND OFFICERS shall not cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to them including, without limitation,
(i) their BENEFICIAL OWNERSHIP of any securities of such issuer, (ii) any position held by them with such issuer or its affiliates and (iii) any present or proposed business relationship between them (or any party in which they have a significant interest) and such issuer or its affiliates.

     (G) CORPORATE OPPORTUNITIES. ACCESS PERSONS and FUND OFFICERS shall not take personal advantage of any opportunity properly belonging to a Fund.

     (H) CONFIDENTIALITY. Except as required in the normal course of carrying out their business responsibilities, ACCESS PERSONS and FUND OFFICERS shall not reveal information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

4. REPORTING REQUIREMENTS

     (A) REPORTING. ACCESS PERSONS and FUND OFFICERS must report the information described in this Section with respect to transactions in any Covered Security in which they have, or by reason of such transaction acquire, any direct or indirect beneficial ownership. They must report to the designated Review Officer unless they are otherwise required by a Fund, pursuant to a Code of Ethics adopted by the Fund, to report to the Fund or another person.


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


     (B) EXCLUSIONS FROM REPORTING. Purchases or sales in COVERED SECURITIES in an account in which a person subject to this Code of Ethics has no direct or indirect influence or CONTROL are not subject to the reporting requirements of this Section.

     (C) INITIAL HOLDING REPORTS. No later than ten (10) days after a person has become subject to this Code as set forth in Section 2, the person must report the following information:

         (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect BENEFICIAL OWNERSHIP as of the date you became subject to this Code;
         (ii) the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the person's direct or indirect benefit as of the date the person became subject to this Code; and
         (iii) the date that the report is submitted.

     (D) QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, each person subject to this Code must report the following information:

         (i) with respect to any transaction during the quarter in a Covered Security (whether or not publicly traded) in which the person has or, by reason of such transaction, acquired any direct or indirect beneficial ownership:

               (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
               (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
               (3) the price of the Covered Security at which the transaction was effected;
               (4) the name of the broker, dealer or bank with or through which the transaction was effected; and
               (5)  the date that the report is submitted.

         (ii) with respect to any account established by such a person in which any Covered Securities (whether or not publicly traded) were held during the quarter for your direct or indirect benefit:

               (1) the name of the broker, dealer or bank with whom the person has established the account;
               (2)  the date the account was established; and
               (3)  the date that the report is submitted.

     (E) ANNUAL HOLDINGS REPORTS. Annually, each person subject to this Code must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):


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


         (i) the title, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person had any direct or indirect beneficial ownership;
         (ii) the name of any broker, dealer or bank with whom the person maintained an account in which any securities are held for the person's direct or indirect benefit; and
         (iii) the date that the report is submitted.

     (F) CERTIFICATION OF COMPLIANCE. Each person subject to this Code is required to certify annually (in the form of Attachment A) that the person has read and understands the Code and recognizes that they are subject to the Code. Further, each such person is required to certify annually that they have complied with all the requirements of the Code and they have disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

     (G) ALTERNATIVE REPORTING. The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions shall satisfy the reporting requirements of Section 4. The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, a person subject to this Code to the Review Officer and recording the date of the confirmation.

     (H) REPORT QUALIFICATION. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

     (I) ACCOUNT OPENING PROCEDURES. Each person subject to this Code shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected. In addition, the person will promptly:

     (i) provide full access to a Fund, its agents and attorneys to any and all records and documents which a Fund considers relevant to any securities transactions or other matters subject to the Code;
     (ii) cooperate with a Fund, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;
     (iii)provide a Fund, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
     (iv) promptly notify the Review Officer or such other individual as a Fund may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

5. REVIEW OFFICER

     (A) DUTIES OF REVIEW OFFICER. The Compliance Officer of the Group has been appointed by Group as the Review Officer to:


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


     (i) review all securities transaction and holdings reports and shall maintain the names of persons responsible for reviewing these reports;
     (ii) identify all persons subject to this Code who are required to make these reports and promptly inform each person of the requirements of this Code;
     (iii)compare, on a quarterly basis, all Covered Securities transactions with each Fund's completed portfolio transactions to determine whether a Code violation may have occurred;
     (iv) maintain a signed acknowledgment by each person who is then subject to this Code, in the form of Attachment A; and
     (v) exempt any FUND OFFICER from provisions of this Code if the person is subject to similar requirements of a Fund's Code of Ethics.

     (B) POTENTIAL TRADE CONFLICT. When there appears to be a transaction that conflicts with the Code, the Review Officer shall request a written explanation of the person's transaction. If, after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Managing Director of the Group and a Fund's Board of Trustees (or Directors).

     (C) REQUIRED RECORDS. The Review Officer shall maintain and cause to be maintained:

     (i) a copy of any code of ethics adopted by the Group which has been in effect during the previous five (5) years in an easily accessible place;
     (ii) a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;
     (iii)a copy of each report made by anyone subject to this Code as required by Section 4 for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;
     (iv) a list of all persons who are, or within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics adopted by Group, in an easily accessible place;
     (v)  a copy of each written report and  certification  required pursuant to
          Section 5(e) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and

     (D) POST-TRADE REVIEW PROCESS. Following receipt of trade confirms and statements, transactions will be screened for the following:

     (I) SAME DAY TRADES: transactions by ACCESS PERSONS occurring on the same day as the purchase or sale of the same security by a Fund for which they are an ACCESS PERSON.


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


     (II) FRAUDULENT CONDUCT: transaction by ACCESS PERSONS and FUND OFFICERS which, within the most recent 15 days, is or has been held by a Fund or is being or has been considered by a Fund for purchase.
     (III)OTHER ACTIVITIES: transactions which may give the appearance that an ACCESS PERSON or FUND OFFICER has executed transactions not in accordance with this Code.

     (E) SUBMISSION TO FUND BOARD. The Review Officer shall annually prepare a written report to the Board of Trustees (or Directors) of a Fund listed in Appendix B that

     (i) describes any issues under this Code or its procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
     (ii) certifies that the Fund has adopted procedures reasonably necessary to prevent ACCESS PERSONS and FUND OFFICERS from violating this code.


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


              CITIGROUP GLOBAL TRANSACTION SERVICES, FUND SERVICES
                                 CODE OF ETHICS
                                   APPENDIX A
                                   DEFINITIONS

(a) ACCESS PERSON:

     (i) Any Fund Officer.

(b) ACT means the Investment Company Act of 1940, as amended.

(c) BENEFICIAL OWNER shall have the meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities that an Access Person owns or acquires. A beneficial owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a DIRECT OR INDIRECT PECUNIARY INTEREST (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

     INDIRECT PECUNIARY INTEREST in a security includes securities held by a person's immediate family sharing the same household. IMMEDIATE FAMILY means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(d) CONTROL means the power to exercise a controlling influence over the management or policies of an entity, unless this power is solely the result of an official position with the company. Ownership of 25% or more of a company's outstanding voting securities is presumed to give the holder thereof control over the company. This presumption may be rebutted by the Review Officer based upon the facts and circumstances of a given situation.

(e) COVERED SECURITY means any security except:

     (i)  direct obligations of the Government of the United States;
     (ii) bankers' acceptances and bank certificates of deposits;
     (iii)commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;
     (iv) repurchase agreements covering any of the foregoing; and
     (v) shares of registered open-end investment companies other than shares of those investment companies for which a person serves as Fund Officer as listed in Appendix B.

(f) FUND OFFICER means any employee of the Group, including an employee of Forum Accounting Services, LLC or Forum Administrative Services, LLC, who is an officer or director/trustee of a Fund. Such Fund Officer is an Access Person of a Fund and is permitted to report under this Code unless otherwise required by a Fund's Code of Ethics.

(g) PURCHASE OR SALE includes, among other things, the writing of an option to purchase or sell.

(h) SECURITY HELD OR TO BE ACQUIRED BY the Fund means

     (i) any Covered Security which, within the most recent 15 days (x) is or has been held by the applicable Fund or (y) is being or has been considered by the applicable Fund or its investment adviser for purchase by the applicable Fund; and
     (ii) and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.


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


                                   APPENDIX B
                             LIST OF ACCESS PERSONS
                             (as of March 15, 2004)

------------------------------ --------- -------- ----------------------------- ------------------------------ --------------

        FUND OFFICERS             AP       IP              AS OF DATE               OFFICER OR TRUSTEE OF        END DATE
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Goldstein, David I.                               June 4, 2003                             FF, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Hanson, Beth P.                                   June 4, 2003                             FF, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Hong, Stacey E.                                   June 6, 2002                    CT, FF, ICM, ISI, SS, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Keffer, John Y.                                   October 16, 1992                     CT, SS, FF, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Keniston, Patrick J.                              February 14, 2002                      CT, FF, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Klenk, Leslie K.                                  May 19, 1998                         FF, SW, RF, MF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Lukens, Dana A.                                   March 13, 2003                             ISI
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Sheehan, Thomas G.                                July 26, 1994                              ISI
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Skillin, Frederick                                May 23, 2002                             SW, RF
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------
Veilleux, Edward J.                               May 24, 2002                             ISI, SW
------------------------------ --------- -------- ----------------------------- ------------------------------ --------------

AP = Access Person; IP = Investment Personnel; FF = Forum Funds; CT = Cutler Trust; ICM = ICM; SS = Sound Shore; ISI = ISI Funds; SW = Swiss Helvetia; RF = Rydex Funds; MF = Monarch Funds


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


              CITIGROUP GLOBAL TRANSACTION SERVICES. FUND SERVICES

                                 CODE OF ETHICS

                                  ATTACHMENT A
                                 ACKNOWLEDGMENT


I understand that I am subject to the Group's Code of Ethics. I have read and I understand the Code of Ethics, as adopted by the Citigroup Global Transaction Services, Fund Services as of March 15, 2004 and will comply with it in all respects. In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.




        --------------------------              --------------------------
                 Signature                                Date


        --------------------------
               Printed Name

    THIS FORM MUST BE COMPLETED AND RETURNED TO THE COMPLIANCE DEPARTMENT OF
             CITIGROUP GLOBAL TRANSACTION SERVICES, FUND SERVICES:

                               COMPLIANCE OFFICER
                               TWO PORTLAND SQUARE
                               PORTLAND, ME 04101